                                                                     EXHIBIT 4.1

     THIS SUPPLEMENTAL INDENTURE is dated as of September 20, 2000 between Aurora Foods Inc., a Delaware corporation (the "Company"), Sea Coast Foods, Inc., a Delaware corporation and a subsidiary of the Company (the "Guarantor") and Wilmington Trust Company, as trustee under the Indenture hereinafter mentioned (the "Trustee").

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of July 1, 1998 (the "Existing Indenture", and the Existing Indenture, as supplemented by the Supplemental Indenture dated as of April 1, 1999 among the Trustee, the Guarantor and the Company, and as it may from time to time be further supplemented or amended by one or more additional indentures supplemental thereto entered into pursuant to the applicable provisions thereof, being hereinafter called the "Indenture"), providing for the creation of and issuance of $200,000,000 in aggregate principal amount of the Company's 8-3/4% Senior Subordinated Notes due 2008 (the "Notes");

     WHEREAS, the Company and the Guarantor have solicited the consent of the Holders of the Notes pursuant to a Consent Solicitation Statement dated August 31, 2000 (the "Consent Solicitation Statement") to amend the Indenture to (i) modify the definitions of "Asset Disposition," "Consolidated Cash Flow," "Consolidated Interest Expense," "Refinancing Indebtedness," and "Sale/Leaseback Transaction" contained in the Indenture, (ii) add a definition of "Consent Solicitation," "Receivables Purchase Agreement" and "Tennessee Transaction" and
(iii) modify Sections 4.3(b), 4.4(b) and 4.6(a) of the Indenture and (iv) modify the terms of the Note.

     WHEREAS, pursuant to Section 9.2 of the Indenture, the Company and the Guarantor may amend or supplement the Indenture provided that the Holders of at least a majority in principal amount of the Notes then outstanding have consented;

     WHEREAS, the Company has received the consent of the Holders of a majority in aggregate principal amount of the Notes to the amendments to the Indenture set forth in the Consent Solicitation Statement; and

     WHEREAS, immediately upon the execution of this Supplemental Indenture, the terms hereof will become operative.

     NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

     That, for and in consideration of the premises herein contained and in order to effect the proposed amendments contained in the Consent Solicitation Statement, pursuant to Section 9.2 of the Indenture, the Company and the Guarantor agree with the Trustee as follows:

                                   ARTICLE 1

                             Amendment of Indenture
                             ----------------------

     Section 1.1. Amendment of Section 1.1. Pursuant to Section 9.2 of the Indenture, Section 1.1 of the Indenture is hereby amended by:

(a) Amending and restating in its entirety the definition of "Asset Disposition" contained in the Indenture to read as follows:

     "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or a Wholly-Owned Subsidiary or by the Company or a Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory or Temporary Cash Investments in the ordinary course of business, (iii) a disposition of obsolete equipment or equipment that is no longer useful in the conduct of the business of the Company and its Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) the sale of other assets so long as the fair market value of the assets disposed of pursuant to this clause (iv) does not exceed $2.5 million in the aggregate in any fiscal year, (v) for the purposes of the covenant described in Section 4.6 only, a disposition subject to the covenant described in Section 4.4 and (vi) the disposition of all or substantially all of the assets of the Company in the manner permitted pursuant to Section 5.1 or any disposition that constitutes a Change of Control pursuant to this Indenture; provided, however, that for purposes of this definition, the Tennessee Transaction shall not be considered an Asset Disposition.

(b) Adding a definition of "Consent Solicitation" to the Indenture to read as follows:

     "Consent Solicitation" means the solicitation commencing in August 2000 by the Company of consents by holders of the Securities to amendments hereto and waivers of defaults hereunder in connection with the restatement of the Company's financial statements in connection with the internal and governmental investigation of accounting matters commencing February 11, 2000 and related matters described in the Consent Solicitation Statement of the Company dated August 31, 2000.

(c) Amending and restating in its entirety the definition of "Consolidated Cash Flow" contained in the Indenture to read as follows:

     "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, in each case for such period, (v) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period), (vi) for the period ending on the first anniversary of the Issue Date only, non-recurring relocation and start-up expenses not in excess of $16.5 million, in each case for such period, and (vii) expenses relating to (a) the internal and governmental investigation of accounting matters commencing February 11, 2000, restatement of the Company's financial statements in connection therewith, the Consent Solicitation and related matters, including legal, financing and accounting fees and expenses, and recruiting and relocation expenses for new management in connection with the foregoing and (b) consolidation of the Company's dry grocery division and San Francisco operations into the Company's headquarters in St. Louis, and minus, to the extent not already deducted in calculating Consolidated Net Income, (i) the aggregate amount of "earnout" payments paid in cash during such period in connection with acquisitions previously made by the Company and (ii) non-cash items increasing Consolidated Net Income for such period.

(d) Amending and Restating in its entirety the definition of "Consolidated Interest Expense" contained in the Indenture to read as follows:

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Indebtedness, (ii) amortization of debt discount and debt issuance cost (other than those debt discounts and debt issuance costs incurred on the Issue Date), (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person,
(vii) net costs associated with Currency Agreements and Interest Rate Agreements (including amortization of fees), (viii) the product of (A) all Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of the Company and Disqualified Stock of the Company held by Persons other than the Company or a Wholly-Owned Subsidiary multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined Federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust, less any interest expense incurred by the Company as a result of the Consent Solicitation or the issuance of Common Stock in connection therewith.

(e) Adding a definition of "Receivables Purchase Agreement" to the Indenture to read as follows:

     "Receivables Purchase Agreement" means the Receivables Purchase Agreement dated as of April 19, 2000, as amended, between the Company and The Chase Manhattan Bank.

(f) Amending and Restating in its entirety the definition of "Refinancing Indebtedness" contained in the Indenture to read as follows:

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture, existing as of August 15, 2000 or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Subsidiary and Indebtedness of any Subsidiary that refinances Indebtedness of another Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accredited value) then outstanding of the Indebtedness being refinanced (plus the amount of any premium required to be paid in connection therewith and plus reasonable fees and expenses in connection therewith); provided further that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary which refinances Indebtedness of the Company.

(g) Amending and Restating in its entirety the definition of "Sale/Leaseback Transaction" contained in the Indenture to read as follows:

     "Sale/Leaseback Transaction" means an arrangement relating to the property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person; provided, however, that for purposes of this definition, the Tennessee Transaction shall not be considered a Sale/Leaseback Transaction.

(h) Adding a definition of "Tennessee Transaction" to the Indenture to read as follows:

     "Tennessee Transaction" means the arrangement between the Company and the Industrial Development Board of the City of Jackson dated December 31, 1999.

     Section 1.2. Amendment of Section 4.3. Pursuant to Section 9.2 of the Indenture, Section 4.3(b) of the Indenture is hereby amended and restated in its entirety to read as follows:

     (b) Notwithstanding Section 4.3(a), the Company and its Subsidiaries may Incur the following Indebtedness: (i) Bank Indebtedness provided that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (i) does not exceed an amount outstanding at any time equal to $490 million less (x) the aggregate amount of permanent reductions of commitments to extend credit thereunder and repayments of principal thereof (without duplication of repayments required as a result of such reductions of commitments) and (y) any amounts outstanding under the Receivables Purchase Agreement or similar arrangement; (ii) Indebtedness (A) of the Company to any Wholly-Owned Subsidiary and (B) of any Subsidiary to the Company or any Wholly-Owned Subsidiary; (iii) Indebtedness represented by the Securities, any Indebtedness (other than the Indebtedness described in clauses (i)-(ii) above) outstanding on August 15, 2000 and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or this paragraph (b); (iv) Indebtedness represented by the Security Guarantees and Guarantees of Indebtedness Incurred pursuant to clause (i) above; (v) Indebtedness under Currency Agreements and Interest Rate Agreements which are entered into for bona fide hedging purposes of the Company or its Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Subsidiaries Incurred without violation of the Indenture or to business transactions of the Company or its Subsidiaries on customary terms entered into in the ordinary course of business; (vi) Indebtedness of the Company attributable to Capitalized Lease Obligations, or Incurred to finance the acquisition, construction or improvement of fixed or capital assets, or constituting Attributable Indebtedness in respect of Sale/Leaseback Transactions, in an aggregate principal amount at any one time outstanding not in excess of $10 million; and (vii) Indebtedness of the Company or any of its Subsidiaries (which may comprise Bank Indebtedness) in an aggregate principal amount at any time outstanding not in excess of $15 million.

     Section 1.3. Amendment of Section 4.4. Pursuant to Section 9.2 of the Indenture, Section 4.4(b) of the Indenture is hereby amended and restated in its entirety to read as follows:

     (b) The provisions of Section 4.4(a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clause Section 4.4(a)(3)(B); (ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under Section 4.6; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (v) amounts expended by the Company to repurchase Capital Stock of the Company owned by employees (including former employees) of the Company or its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount paid, loaned or advanced pursuant to this clause (v) shall not, in the aggregate, exceed the sum of $5.0 million plus any amounts received by the Company as a result of resales of such repurchased shares of Capital Stock; (vi) any repurchase of equity interest deemed to occur upon exercise of stock options if such equity interests represent a portion of the exercise price of such options; or (vii) any distribution or payment in connection with the Tennessee Transaction.

     Section 1.4. Amendment of Section 4.6. Pursuant to Section 9.2 of the Indenture, Section 4.6(a) of the Indenture is hereby amended and restated in its entirety to read as follows:

     (a) The Company shall not, and shall not permit any Subsidiary to, make any Asset Disposition unless (i) the Company or such Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, (ii) at least 85% of the consideration thereof received by the Company or such Subsidiary is in the form of cash and (iii) an amount equal to 100% of the Net Available Cash from Asset Disposition is applied by the Company (or such Subsidiary, as the case may be)
(A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness or Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary), to prepay, repay or purchase Senior Indebtedness or such Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Subsidiary with Net Available Cash received by the Company or another subsidiary) within one year after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase the Existing Notes pursuant and subject to the conditions of the Existing Indentures to the holders thereof at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date; (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to make an offer to purchase the Notes and other Subordinated Indebtedness (other than the Existing Notes) at the time outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes") at 100% of the principal amount thereof (or 100% of the accredited value of such Pari Passu Notes if such

Pari Passu Notes were issued at a discount) plus accrued and unpaid interest, if any, to the date of purchase; and (E) fifth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B),
(C) and (D), to (x) acquire Additional Assets (other than Indebtedness and Capital Stock) or (y) prepay, repay or purchase Indebtedness of the Company (other than Indebtedness owed to an Affiliate of the Company and other than Disqualified Stock of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case described in this clause (E) within one year from the receipt of such Net Available Cash or, if the Company has made an Offer pursuant to Clause (D), six months from the date such Offer is consummated; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C), (D) or (E) above, the Company or such Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or repurchased. Notwithstanding the foregoing provisions, the consideration received by the Company and any Subsidiary in connection with the Asset Dispositions under the Receivables Purchase Agreement shall not be subject to clause (iii) of the preceding sentence and shall not constitute Net Available Cash. Notwithstanding the foregoing provisions, the Company and its Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this Section 4.6 at any time exceed $5.0. The Company shall not be required to make an offer for Securities and Pari Passu Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A), (B) and (C)) is less than $10.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     For the purposes of this Section 4.6, the following will be deemed to be cash: (x) the assumption of Indebtedness (other than Disqualified Stock) of the Company or any Subsidiary and the release of the Company or such Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and
(y) securities received by the Company or any Subsidiary of the Company from the transferee that are promptly converted by the Company or such Subsidiary into cash.



     Section 1.5. Amendment of Exhibit A and B. Pursuant to Section 9.2 of the Indenture, Paragraph 2 of Section 5 of the Forms of Notes appended to the Indenture as Exhibit A and Exhibit B is hereby amended and restated to read as follows:


     Year                                     Redemption Price
     ----                                     ----------------

     2003....................................... 106.375%
     2004....................................... 104.917%
     2005....................................... 103.458%
     2006 and thereafter........................ 102.000%

                                   ARTICLE 2

                                  The Trustee
                                  -----------

     Section 2.1. Privileges and Immunities of Trustee. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. The Trustee shall not be responsible for the adequacy or sufficiency of the Supplemental Indenture, for the due execution thereof by the Company or for the recitals contained herein, which are the Company's responsibilities.

                                   ARTICLE 3

                            Miscellaneous Provisions
                            ------------------------

     Section 3.1. Instruments to be Read Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

     Section 3.2. Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

     Section 3.3. Terms Defined. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

     Section 3.4. Counterparts. This Supplemental Indenture may be signed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 3.5. Effectiveness. The provisions of this Supplemental Indenture will take effect immediately upon execution thereof by the parties hereto.

     Section 3.6. Governing Law. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.


              [Remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

                              AURORA FOODS INC.



                              By: /s/ Christopher T. Sortwell
                                  ---------------------------
                              Name:  Christopher T. Sortwell
                              Title: Chief Financial Officer,
                                      Secretary and Executive Vice President

                              SEA COAST FOODS, INC.



                              By: /s/ Christopher T. Sortwell
                                  ---------------------------
                              Name:  Christopher T. Sortwell
                              Title: Chief Financial Officer and Secretary

                              WILMINGTON TRUST COMPANY, AS TRUSTEE



                              By: /s/ Bruce L. Bisson
                                  -------------------
                              Name:  Bruce L. Bisson
                              Title: Vice President